Exhibit 99.1

AngioDynamics, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements

AngioDynamics, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months Ended February 28, 2023
(in thousands of dollars, except per share data)

	As Reported (a)	Pro Forma Adjustments	Notes	As Adjusted
Net sales	$247,678	$(23,690)	(b)	$223,988
Cost of sales (exclusive of intangible amortization)	119,791	(9,322)	(b)	110,469
Gross profit	127,887	(14,368)		113,519
Operating expenses:
Research and development	22,023	(167)	(b)	21,856
Sales and marketing	77,956	(45)	(b)	77,911
General and administrative	29,775	8	(b)	29,783
Amortization of intangibles	14,384	(1,450)	(b)	12,934
Change in fair value of contingent consideration	2,084	-		2,084
Acquisition, restructuring and other items, net	12,009	(17)	(b)	11,992
Total operating expenses	158,231	(1,671)		156,560
Operating loss	(30,344)	(12,697)		(43,041)
Other expense:
Interest expense, net	(1,801)	-		(1,801)
Other expense, net	(427)	-		(427)
Total other expense, net	(2,228)	-		(2,228)
Loss before income tax benefit	(32,572)	(12,697)		(45,269)
Income tax benefit	(1,597)	-	(c)	(1,597)
Net loss	$(30,975)	$(12,697)		$(43,672)
Loss per share
Basic	$(0.79)			$(1.11)
Diluted	$(0.79)			$(1.11)
Weighted average shares outstanding
Basic	39,436			39,436
Diluted	39,436			39,436

AngioDynamics, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended May 31, 2022
(in thousands of dollars, except per share data)

	As Reported (a)	Pro Forma Adjustments	Notes	As Adjusted
Net sales	$316,219	$(27,694)	(b)	$288,525
Cost of sales (exclusive of intangible amortization)	150,487	(10,472)	(b)	140,015
Gross profit	165,732	(17,222)		148,510
Operating expenses:
Research and development	30,739	(347)	(b)	30,392
Sales and marketing	95,301	(85)	(b)	95,216
General and administrative	38,451	-		38,451
Amortization of intangibles	19,458	(1,820)	(b)	17,638
Change in fair value of contingent consideration	1,212	-		1,212
Acquisition, restructuring and other items, net	9,042	(69)	(b)	8,973
Total operating expenses	194,203	(2,321)		191,882
Operating loss	(28,471)	(14,901)		(43,372)
Other expense:
Interest expense, net	(688)	-		(688)
Other expense, net	(790)	-		(790)
Total other expense, net	(1,478)	-		(1,478)
Loss before income tax benefit	(29,949)	(14,901)		(44,850)
Income tax benefit	(3,402)	-	(c)	(3,402)
Net loss	$(26,547)	$(14,901)		$(41,448)
Loss per share
Basic	$(0.68)			$(1.06)
Diluted	$(0.68)			$(1.06)
Weighted average shares outstanding
Basic	39,009			39,009
Diluted	39,009			39,009

AngioDynamics, Inc. and Subsidiaries
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of February 28, 2023
(in thousands, except share data)

	As Reported (a)	Pro Forma Adjustments	Notes	As Adjusted
Assets
Current assets
Cash and cash equivalents	$30,111	$46,790	(d)	$76,901
Accounts receivable, net of allowances of $2,030	50,892	-		50,892
Inventories	63,532	(3,663)	(e)	59,869
Prepaid expenses and other	8,039	(1,807)	(e)	6,232
Total current assets	152,574	41,320		193,894
Property, plant and equipment, net	45,559	(52)	(e)	45,507
Intangible assets, net	134,011	(18,113)	(e)	115,898
Goodwill	199,976	-		199,976
Other assets	10,729	-		10,729
Total assets	$542,849	$23,155		$566,004
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$35,600	$-		$35,600
Accrued liabilities	21,775	-		21,775
Current portion of contingent consideration	9,877	-		9,877
Other current liabilities	2,380	-		2,380
Total current liabilities	69,632	-		69,632
Long-term debt	49,807	(49,807)	(d)	-
Deferred income taxes	13,490	-	(c)	13,490
Contingent consideration, net of current portion	9,182	-		9,182
Other long-term liabilities	3,083	-		3,083
Total liabilities	145,194	(49,807)		95,387

Stockholders' equity
Preferred stock, par value $.01 per share, 5,000,000 shares authorized; no shares issued and outstanding	-	-		-
Common stock, par value $.01 per share, 75,000,000 shares authorized; 39,976,422 shares issued and 39,606,422 shares outstanding	382	-		382
Additional paid-in capital	596,225	-		596,225
Accumulated deficit	(189,388)	72,962		(116,426)
Treasury stock, 370,000 shares	(5,714)	-		(5,714)
Accumulated other comprehensive loss	(3,850)	-		(3,850)
Total Stockholders’ Equity	397,655	72,962		470,617
Total Liabilities and Stockholders' Equity	$542,849	$23,155		$566,004

NOTE 1. Basis of Presentation

The Company’s historical consolidated financial statements have been adjusted in the unaudited consolidated pro forma financial statements to present events that are (i) directly attributable to the sale of the Business, (ii) factually supportable and (iii) are expected to have a continuing impact on the Company’s consolidated results following the sale of the Business. The pro forma consolidated statements of operations do not reflect the estimated gain on the sale of the Business.

The Company determined that this sale of the Business did not constitute a strategic shift that had a major effect on the Company’s operations or financial results and as a result, this transaction will not be classified as discontinued operations.

NOTE 2. Pro Forma Adjustments

The following adjustments have been reflected in the unaudited consolidated pro forma financial statements:

(a)   Reflects the Company’s historical US GAAP consolidated financial statements, as reported, before pro forma adjustments related to the sale of the Business for the nine month period ended February 28, 2023 and the year ended May 31, 2022.

(b)   Reflects the elimination of revenues and expenses representing the historical operating results of the Business.

(c)   There are no adjustments for income tax expense or deferred taxes when considering valuation allowances on the Company’s deferred taxes.

(d)   Reflects estimated net cash proceeds from the sale of the Business of $46.8 million, representing the gross sale price of $100.0 million less estimated transaction costs and the payoff of long-term debt.

(e)   Represents the assets conveyed to Merit in the sale of the Business.  The intangible assets relate specifically to the identifiable intangible assets related to BioSentry product technologies, trademarks, licenses and customer relationships.

NOTE 3. Transition Services Agreement

Pursuant to a transition services agreement and a contract manufacturing agreement entered into and effective on the closing of the sale of the Business, the Company will supply certain services to Merit. No pro forma adjustments have been made associated with these agreements as services to be provided with a defined monetary value are not considered material, will not have a continuous impact and the variable elements are not estimable at this time.